Exhibit 5.2

Ortoli | Rosenstadt LLP

August 20, 2026

Eshallgo Inc

No. 37, Haiyi Villa, Lane 97, Songlin Road

Pudong New District

Shanghai, China 200120

Re:	Eshallgo Inc

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Eshallgo Inc, a company established under the laws of the Cayman Islands (the “Company”), in connection with the issuance and sale of (i) 800,000 Class A ordinary shares (the “Shares”) of the Company, par value $0.0016 per share (the “Class A Ordinary Share”), pursuant to a Securities Purchase Agreement, dated as of June 30, 2026, between the Company and the purchaser identified on the signature page thereto (the “Purchase Agreement”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of up to 950,000 Class A Ordinary Shares (the “Pre-Funded Warrant Shares”), and (iii) the Pre-Funded Warrant Shares. The Company and Univest Securities, LLC have entered into a placement agency agreement, dated August 19, 2026 (the “Placement Agency Agreement”).

The Company registered the sale of the Shares, the Pre-Funded Warrants, and the Pre-Funded Warrant Shares, to be issued and sold pursuant to the Placement Agency Agreement, Purchase Agreement and the Pre-Funded Warrants by means of a prospectus supplement, filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 20, 2026 (the “Prospectus Supplement”), related to the registration statement on Form F-3 (File No. 333-291149) (the “Registration Statement”), including the base prospectus (the “Base Prospectus”). The Registration Statement was initially filed with the SEC on October 29, 2025, became effective by operation of law on December 2, 2025, after which a post-effective amendment was filed on March 24, 2026 and declared effective on April 2, 2026. All capitalized terms used herein and not expressly defined herein have the definitions specified in the Placement Agency Agreement and the Purchase Agreement, as applicable, and in case of contradiction in that order. This opinion is being furnished to you in connection with the Registration Statement, the Base Prospectus and the Prospectus Supplement.

This opinion is being furnished to you in connection with the Registration Statement.

In connection with this opinion, we have examined the following documents:

1. a copy of the Registration Statement,

2. a copy of the Base Prospectus,

3. a copy of the Prospectus Supplement,

4. a copy of the Registration Statement,

5. a copy of the Purchase Agreement,

6. a copy of the Placement Agency Agreement,

7. the form of Pre-Funded Warrant,

8. the opinion of Harney Westwood & Riegels, the Cayman counsel to the Company, issued to the Company, dated August 19, 2026 and incorporated as an exhibit into the Registration Statement (the “Harneys Opinion”), and

9. such other documents and corporate records as we have deemed necessary or appropriate to enable us to render the opinion below.

For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, (ii) the genuineness of all signatures on all documents and corporate records that we have examined, (iii) the legal capacity of all natural persons that have executed the documents and corporate records that we have examined, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to original documents of all documents submitted to us as certified or photostatic copies and (vi) the authenticity of the originals of such documents. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

You are advised that we are members of the Bar of the State of New York. We express no opinion concerning any matters respecting or affected by any laws other than laws that a lawyer in New York exercising customary professional diligence would reasonably recognize as being directly applicable to the transactions contemplated by the Placement Agency Agreement, the Purchase Agreement, and the Pre-Funded Warrants (collectively, the “Transaction Documents”). Because the agreements governing the Pre-Funded Warrants contain a provision stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We advise you that we are licensed to practice law in the State of New York, and we express no opinion as to the laws of any county, municipal, city, town or village ordinance, rule, regulation or administrative decision. With respect to the Shares and the Pre-Funded Warrant Shares being duly and validly issued, fully paid and non-assessable, we have relied on the Harneys Opinion.

Based upon the foregoing, we are of the opinion that each of the Pre-Funded Warrants, if and when issued, delivered and paid for as contemplated by the terms of the Transaction Documents, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Pre-Funded Warrants; and (e) we have assumed the Exercise Price (as defined in the Pre-Funded Warrants) will not be adjusted to an amount below the par value per share of the Class A Ordinary Shares.

Notwithstanding anything in this letter which might be construed to the contrary, our opinion herein is expressed solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. Our opinion represents only our interpretation of the law and has no binding, legal effect on, without limitation, any court. It is possible that one or more courts may sustain such contrary positions. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any changes, including changes which have retroactive effect (i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect or incomplete.

This letter is furnished to you for use in connection with the Registration Statement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Ortoli Rosenstadt LLP
Ortoli Rosenstadt LLP